Prospectus Supplement dated May 11, 1999
(to Prospectus dated April 21, 1999)

                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-76485


                                  22,500 Shares

                               ALLTEL CORPORATION

                                  Common Stock

         This prospectus supplement supplements the prospectus dated April 21, 1999 of ALLTEL Corporation relating to the public offering and sale by certain shareholders of ALLTEL of up to 22,500 shares of ALLTEL's common stock received in connection with ALLTEL's acquisition of Standard Group, Inc., a Georgia corporation. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information contained in this prospectus supplement supersedes the information contained in the prospectus.


                              SELLING SHAREHOLDERS

         On April 30, 1999, Kay S. Swanson donated 22,500 shares of ALLTEL common stock to the Piedmont College Reserve Fund, which donee was not specifically named in the prospectus. The following table provides certain information with respect to the number of shares of ALLTEL common stock beneficially owned by a shareholder of the company who was not specifically identified in the prospectus as a selling shareholder and the number of shares of ALLTEL common stock to be registered for sale hereby. The table of selling shareholders in the prospectus is hereby amended to include the Piedmont College Reserve Fund as a selling shareholder.


                                                       Number of Shares that May
                                Number of Shares Held   Be Offered Pursuant to
 Name of Selling Shareholder   Prior to this Offering       this Offering

Piedmont College Reserve Fund           22,500                  22,500